Exhibit 99.1

Columbus, OH January 30, 2024

Our Premium Coffee Forecast Deep Dive

Dear Fellow Shareholders:

Over the last couple of months, I have laid out BFYW's growth initiative, indicating that our North Star in this journey is our Stephen James Curated Coffee Collection (SJCCC). Some shareholders and prospective investors have asked why we are so focused on our Premium Coffee line, Kroger, and online sales. The short answer: Of all the brands in our portfolio, SJCCC has the most significant potential for growth and profitability in the least time and requires the least capital for growth. But let's not stop there. Let me dive more deeply into this growth initiative.

When Kroger approached us about selling SJCCC in their stores, they gave us a couple of options:

1.

Mass Distribution - They first offered that we could sell our Light, Medium, and Dark whole bean roast widely in as many as one thousand plus stores. While that may sound enticing, the reality of such a gambit concerned Stephen and me because we had experienced launching another brand in a thousand-plus stores. With that brand, our sales grew from less than fifty thousand in the first year to more than three million dollars two years later. While the sales skyrocketed, so did the cost of inventory, marketing, and operations. At the time, as our brand exploded with nationwide sales, it lacked the necessary Growth Capital for inventory, marketing, and operations, and it could not grow beyond its high mark of three million dollars. The episode became a cautionary tale for smaller brands who choose mass expansion without Growth Capital to take them from early growth to the more formative years where the brand and Company can become self-sustaining.

2.

Smaller Distribution - We chose Kroger's second offer: Sell in select Ohio Kroger stores (of Kroger's choosing), where we would be responsible for re-stocking shelves, spending at least 25% of the gross sales on narrowcast advertising to drive consumers to those stores, broad marketing to build awareness and interest in the brand and working with Kroger on growth. This option was best suited for the Company because it allowed us to grow sales with advertising and strategic discounting, learn the Kroger system, and be good partners. It was the right decision, allowing us to prove our process and then model and plan expansion.

Because of our "crawl, walk, run" decision, SJCCC is one of the top-selling Premium Coffee lines in 35 select Ohio Kroger stores today. As we have learned the Kroger distribution and fulfillment system, we've also taken the time to assemble a team necessary to manufacture and distribute to Kroger and other larger grocers, developed "film roll" bags that more cost-effectively can be machine-filled (rather than the more costly hand filling of today) and take up less space on store shelves. We have also quietly assembled our digital media, advertising, and public relations teams to ensure a robust 360° marketing strategy that spends 25%+ of our projected gross revenue on marketing to stay in front of consumers and bring them into the stores, to drive sales and grow online direct-to-consumer sales. These foundational measures are critical as we continue conversations to expand into hundreds of stores and expand online sales that have the opportunity of exponential growth with proper funding.

We made the right decision with Kroger, which allowed us to utilize their incredible metrics to develop a proven model to get into more stores, get in front of new consumers with strategic advertising, expand in-store and online sales, and be good stewards of your BFYW.

With $3.5M ideally in debt capital, we project gross sales of $1M in Year One, $8M sales in Year Two, and more than $23M in sales in year three, with cash flow positivity within the first 24 months of funding and by year three, transforming the Company into a financially stable operation able to meet its obligations and continue its business for the foreseeable future.

Our model provides a strong cash position after we pay monthly installments within the term, retire existing debt, and fund the Company's operation. Furthermore, as a backstop to our lenders, our Growth Initiative requires sufficient Commitment Shares and Shares in Reserve to collateralize the Note. Our goal is to utilize proceeds from growing sales to fully service the Note and, upon the full repayment of principal and interest, initiate a return of reserved shares for future M&A and to minimize dilution for shareholders as the Company grows in profitability.

We believe in the model and know we're the jockeys to bet on.

Coffee is the world's #2 most consumed beverage, right behind water. Of all the brands in the BFYW portfolio, we're 100% certain our Stephen James Coffee Collection has the most significant potential for growth and can reach profitability in the shortest amount of time with the least amount of capital.

I hope this gives you a more nuanced perspective on how we intend to propel your Company, grow revenue, build profitability and why we are so incredibly bullish about our premium coffee line. We have much work to do to raise the debt capital and ramp up sales over these coming months, but we have the experience and a team with the bandwidth to bring success to your BFYW.

I trust that you will agree that making Stephen James Curated Coffee our North Star makes strategic sense and is imperative to building long-term shareholder value.

I am enthusiastic about championing this initiative and will actively engage in discussions to secure the necessary implementation capital. I appreciate your interest and look forward to sharing a captivating lineup of products to launch soon and informing you as we progress on this exciting journey.

If you have any questions, please visit our Contact Page on BFYW.com and use our contact form. Our Team will forward your email to me.

All the best.

Ian James

Chairman and CEO

Better For You Wellness, Inc.